Exhibit 10.3

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT dated as of October 20, 2009, by and between NRDC Acquisition Corp., a Delaware corporation (the “Company”), and Stuart A. Tanz, residing at the address set forth on the signature page hereof (the “Executive”).

          WHEREAS, the Executive has purchased common stock in the amount of $5 million dollars at market prices prior to the record date (for the Special Meeting for the stockholders’ and warrantholders of the Company relating to the Framework Agreement (as defined below)), in connection with the commencement of his employment with the Company; and

          WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer on the terms set forth below.

          Accordingly, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.          Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date on which the transactions contemplated by the Framework Agreement are consummated (the “Commencement Date”) and continuing for a three-year (3) period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year (1) periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless the Company notifies the Executive of non-renewal in writing six (6) months prior to the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). As referenced herein, the “Framework Agreement” shall mean that certain agreement by and between the Company and NRDC Capital Management, LLC, dated as of August 7, 2009. For the avoidance of doubt, the Agreement, other than Sections 3.4 (with respect to the living allowance only),

7.9, 7.15 and 7.16 which shall be operative as of the date of execution of this Agreement, shall not become effective and the Term shall not commence unless and until the transactions contemplated by the Framework Agreement are consummated and the Executive begins actually performing services for the Company within five (5) business days thereafter.

          2.          Duties. During the Term, the Executive shall be employed by the Company as President and Chief Executive Officer, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”). In addition, during the Term, the Company shall nominate the Executive as a member of the Board, and the Executive agrees to serve as a member of the Board if duly elected by the shareholders of the Company. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, however, that Executive may engage in other activities for Executive’s own account while employed hereunder, including, without limitation, charitable, community and other business activities (including, without limitation, the ownership of those properties listed on Exhibit A), provided that such other activities do not materially interfere with the performance of Executive’s duties hereunder.

          3.          Compensation.

                       3.1          Salary.

                       (a)          Subject to Section 3.1(b), the Company shall pay the Executive during the Term a salary at the rate of $750,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives. At least annually, the Board shall review the Executive’s Annual Salary and may provide for increases therein as it may in its discretion deem appropriate (such annual salary, as increased, the “Annual Salary”). In addition, the Executive shall receive a payment, within five (5) business days of the Commencement Date, equal to a pro rata portion of the amount of his Annual Salary that would have been payable for the period beginning on September 17, 2009 and ending on the Commencement Date had he been employed by the Company during such period.

                       (b)          Notwithstanding the foregoing, in the event the value of the “trust account” (as defined in the Framework Agreement) following the consummation of the transactions contemplated by the Framework Agreement is less than $410 million, without deduction for any expenses incurred by the Company in connection with the transactions contemplated by the Framework Agreement but after deducting the following amounts, (i) any amounts paid to stockholders with whom the Company entered into forward or other contracts to purchase such stockholders’ shares, as issued in the Company’s initial public offering on October 23, 2007 (including shares purchased in the secondary market), and (ii) any amounts paid to the Company’s stockholders who vote against the transactions contemplated by the Framework Agreement and demand that the Company convert their shares into cash, the Executive’s Annual Salary will be reduced pro-rata according to the amount by which the $410 million threshold is not met; provided, however, that the Executive’s Annual Salary will in no event be reduced below $500,000. To the extent the Company later raises additional gross capital up to the $400 million initial target, the Executive’s Annual Salary will be increased pro-rata up to a maximum of $750,000. The parties acknowledge that as of August 31, 2009, there was $410,128,745 (or $409,402,665 net of $726,080 of accrued but unpaid expenses) in the trust account.

                       3.2          Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall receive an annual bonus of between 0% and 200% of Annual Salary, as determined in the sole discretion of the Board and based on both the Executive’s performance and the performance of the Company (the “Annual Bonus”). Each Annual Bonus shall be paid in the fiscal year following the year for which such bonus is awarded, and in any event shall be paid within 30 days after the financial statements for such prior fiscal year are finalized.

                       3.3          Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 3.4, the Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity incentive plans, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

                       3.4          Specific Benefits. Without limiting the generality of Section 3.3, the Executive shall be entitled to vacation of twenty five (25) business days per year (to be taken at reasonable times in accordance with the Company’s policies) and an automobile allowance of $1,500 per month. In addition, for a period of six months commencing November 1, 2009, Executive shall receive a living allowance of $20,000 per month, plus a “gross-up” to cover the Executive’s income taxes (Federal, state and local) incurred by the Executive on the receipt of the living allowance payments.

                       3.5          Equity Incentive Compensation. As of the Commencement Date, the Executive shall be granted an award consisting of 100,000 shares of restricted stock and 100,000 stock options under the Company’s Equity Incentive Plan. In accordance with the terms of the Company’s Equity Incentive Plan, the exercise price of such stock options shall be at fair market value of the shares of the Company’s common stock on the date on which the options are granted. The stock options and restricted stock shall each vest in equal installments on the first three anniversaries of the grant date thereof.

                       3.6          Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and/or programs.

          4.          Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If there is a determination by the Company that the Executive has become physically or mentally incapable of performing his duties under the Agreement and such disability has disabled the Executive for a cumulative period of one hundred eighty (180) days within a twelve (12) month period (a “Disability”), the Company shall have the right, to the extent permitted by law, to terminate the employment of the

Executive upon notice in writing to the Executive. Upon termination of employment due to death or Disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive, in a lump sum payment (subject to Section 7.18 of this Agreement) within thirty (30) days following Executive’s termination of employment, (A) Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (B) (x) two times Annual Salary and (y) two times the average of the Annual Bonuses awarded to the Executive for the last two years immediately preceding the year in which Executive’s employment is terminated, provided, however, that if no Annual Bonus is awarded to Executive for the year (or two years) preceding the year in which Executive’s employment is terminated, Executive will be entitled to a minimum bonus equal to 50% of the Executive’s Annual Salary (i.e., initially $375,000 x 2), and (C) the Executive’s car allowance for one (1) year; (ii) all outstanding unvested equity-based incentives and awards held by the Executive shall thereupon vest and become free of restrictions and be exercisable in accordance with their terms; and (iii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

          5.          Certain Terminations of Employment.

                       5.1         Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)           deliberate misrepresentation in connection with, or willful failure to cooperate with, a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials;

(ii)          failure to perform his material duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) which failure continues for a period of thirty (30) business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed his duties;

(iii)         conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of the Company’s property for personal purposes;

(iv) public disparagement of the Company, its officers, trustees, employees or partners;

(v) soliciting any existing employee of the Company above the level of an administrative assistant to work at another company; or

(vi) the commission by the Executive of a felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clause (i), (ii), (iii) or (vi) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iv) or (v) above (or, if later, the Company’s knowledge thereof).

                      (b)           The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least thirty (30) days’ written notice. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4, 5.2 or 5.3, (i) the Executive shall receive Annual Salary, Annual Bonus for the preceding fiscal year (if unpaid), and other benefits (but, in all events, and without increasing the Executive’s rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment), and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

                      5.2           Termination by the Company without Cause; Termination by the Executive for Good Reason; Expiration/Non-Renewal of the Agreement by the Company.

                      (a)         For purposes of this Agreement, “Good Reason” shall mean the following, unless consented to by the Executive:

(i)          any material breach of the employment agreement by the Company which shall include, but not be limited to, a material, adverse alteration in the nature of Executive’s duties, responsibilities or authority, including, without limitation, failure to nominate the Executive as a director;

(ii)         a material reduction in Executive’s Annual Salary (other than as provided in Section 3.1(b)) as in effect at the time in question, or a failure to pay such amounts when due which is not cured within thirty (30) days after written notice;

(iii) if the Company relocates Executive’s office to any place other than Westchester County, New York or Manhattan (New York, New York);

(iv) failure to provide benefits comparable to those provided the Executive as of the date hereof, other than any such failure affecting all comparably situated officers; or

(v) Executive’s removal from, or failure to be elected to, the Board during the Term.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

                       (b)        The Company may terminate the Executive’s employment at any time for any reason or no reason. The Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason, and for Good Reason under this Section 5.2. If the Company terminates the Executive’s employment and the termination is not covered by Section 4, 5.1 or 5.3, or the Executive terminates his employment for Good Reason and the termination by the Executive is not covered by Section 5.3, or upon expiration of the Term if the Company has notified the Executive of non-renewal of this Agreement under Section 1, above, (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 7.18 of this Agreement) within thirty (30) days following Executive’s termination of employment, (A) Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (B) (x) two times Annual Salary and (y) two times the average of the Annual Bonuses awarded to the Executive for the last two years immediately preceding the year in which Executive’s employment is terminated (to the extent applicable), provided, however, that if no Annual Bonus is awarded to Executive for the year (or two years) preceding the year in which Executive’s employment is terminated, Executive will be entitled to a minimum bonus equal to 50% of the Executive’s Annual Salary (i.e., initially $375,000 x 2), and (C) the Executive’s car allowance for one (1) year; (ii) all outstanding unvested equity-based incentives and awards shall thereupon vest and become free of restrictions and be exercisable in accordance with their terms; and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

                    5.3          Change in Control.

                    (a)           Within the twelve (12) month period following a Change in Control (as defined under Section 5.3(c)), in addition to (but without duplicating) his rights under Section 5.2, above, the Executive may voluntarily terminate his employment with the Company, for any or no reason, in which event he will receive the payments set forth in Section 5.2(b).

                    (b)           If the Executive’s employment is terminated pursuant to Section 5.2 or 5.3(a), then if any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a “parachute payment”, alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive from the Company which is deemed to constitute a “parachute payment” (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid at the time such taxes become payable by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving “parachute payments” plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such “parachute payments” and on any payments under this Section 5.3(b)) as if no excise taxes had been imposed with respect to “parachute payments.” “Parachute payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The amount of any payment under this Section 5.3(b) shall be computed by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive.

                      (c)          For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)          any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any employee benefit plan sponsored by the Company, becomes the “beneficial owner”, as such term is used in Section 13 of the Exchange Act (irrespective of any vesting or waiting periods) of (A) common shares in an amount equal to thirty percent (30%) or more of the sum total of the common shares issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction; provided, however, that in determining whether a Change in Control has occurred, outstanding shares or voting securities which are acquired in an acquisition by (x) the Company or any of its subsidiaries or (y) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which can cause a Change in Control;

(ii) the approval of the dissolution or liquidation of the Company;

(iii) the approval of the sale or other disposition of all or substantially all of its assets in one (1) or more transactions; or

(iv)         a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the majority of the members of the Board as to the appointment of the new Board members.

For the avoidance of doubt, in the event the Company merges with or into another entity, such merger (or similar corporate transaction) shall not be deemed to constitute a Change in Control of the Company under this Agreement if the Executive continues, or has the opportunity to continue, in his employment with the merged companies as Chief Executive Officer (or an equivalent title thereto) with the same terms and conditions as provided herein, unless the Executive agrees otherwise.

          6.          Covenants of the Executive.

                    6.1          Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is to invest in, acquire (either directly or through debt acquisitions), own, lease, reposition and manage a diverse portfolio of necessity-based retail properties, including, but not limited to, well located community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores (such businesses, and any and all other businesses in which, at the time of Executive’s termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

                    (a)          By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending one (1) year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), he shall not directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in any element of the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (ii) render any services related to the Business to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of the Business, or (iii) render services related to the Business to any person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 1% or more of any class of securities of such entity.

                    (b)          During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Notwithstanding the foregoing, Executive may disclose Confidential Company Information to his attorneys (for the purpose of seeking legal advice), to his accountants (for the purposes of seeking professional advice), to his immediate family members whom Executive agrees will not divulge such information to any other party, and in response to a subpoena; court, regulatory, or arbitral order; or other valid legal process.

                    (c)          During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee, agent or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s employment with the Company and its affiliates. From the date hereof and during the Restricted Period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates for a competing business, any person who during the Term is or was a customer, client, agent, or independent contractor of the Company or any of its affiliates.

                    (d)          All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company. This section shall not apply to materials that Executive possessed prior to his business relationship with the Company, to Executive’s personal effects and documents, and to materials prepared by Executive for the purposes of seeking legal or other professional advice.

                    (e)          While the Executive’s non-compete obligations under Section 6.1(a) are in effect, neither the Company nor the Executive shall publish any statement or make any statement under circumstances reasonably likely to become public that (i) with respect to statements by the Executive, is critical of the Company or any of its affiliates, or in any way otherwise maligning the Business or reputation of the Company or any of its affiliates or (ii) with respect to statements by the Company, is critical of the Executive or in any way otherwise maligning the reputation of the Executive, in either of the foregoing instances unless otherwise required by applicable law or regulation or by judicial order.

                    6.2         Rights and Remedies upon Breach.

                    (a)          The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 or any subparts thereof (individually or collectively the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 or any subpart thereof, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

                    (b)          The Executive agrees that the provisions of Section 6.1 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent Executive from obtaining gainful employment should his employment with Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

          7.       Other Provisions.

                    7.1          Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                    7.2          Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                    7.3          Enforceability; Jurisdiction; Arbitration.

                    (a)           The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

                    (b)           Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of New York. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

                    7.4          Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

NRDC Acquisition Corp.
3 Manhattanville Road
Purchase, New York 10577

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention: Jay Bernstein

(ii)	If to the Executive, to:

Stuart A. Tanz
[Address]

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Allan Bloom
Mark Schonberger

Any such person may by notice given in accordance with this Section 7.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

                    7.5          Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                    7.6          Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                    7.7          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                    7.8          Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the successor or purchaser agrees, as a condition of such transaction, to assume all of the Company’s obligations hereunder.

                    7.9          Legal Fees. The Company will pay directly or reimburse the Executive for reasonable legal fees and expenses incurred by the Executive (x) in connection with the review and negotiation of this Agreement and (y) for review of the Company’s proxy statement in connection with the transactions contemplated by the Framework Agreement.

                    7.10        Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

                    7.11         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors (including as a result of the transactions contemplated by the Framework Agreement), permitted assigns, heirs, executors and legal representatives.

                    7.12         Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

                    7.13         Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3, 7.10 and 7.15, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3, 7.10 and 7.15), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

                    7.14         Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

                    7.15         Indemnification. The Company shall cause the Executive (together with other officers and directors) to be indemnified for any actions taken or omissions made within the scope of his employment to the fullest extent provided under the Company’s bylaws, operating agreements, and directors and officers liability insurance (which the Company agrees to maintain throughout the Term), with coverage in such amounts as are generally provided by similarly situated employers in the Business. The Company shall continue to indemnify the Executive as provided above and maintain such liability insurance coverage for the Executive, after the Term has ended for any claims that may be made against him with respect to actions taken or omissions made within the scope of Executive’s employment or service as a director, officer, or trustee of the Company.

                    7.16         Expenses Related to Framework Agreement. The Company shall reimburse Executive for reasonable out-of-pocket direct expenses incurred by the Executive in connection with his participation in the transactions contemplated under the Framework Agreement.

                    7.17         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                    7.18         Section 409A Compliance. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code, are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten (10) days after the end of such deferral period. If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

          IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NRDC ACQUISITION CORP.

By:	/s/ Richard A. Baker

Name:	Richard A. Baker
Title:	Chief Executive Officer

/s/ Stuart A. Tanz

Stuart A. Tanz

Exhibit A